SCHEDULE 14A INFORMATION

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Vertical Capital Income Fund

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VERTICAL CAPITAL INCOME FUND

ADDITIONAL QUESTIONS AND ANSWERS

FOR PROXY

Q: How is Vertical Capital Income Fund (the “Fund”) performing?

As of December 31, 2018:

795 loans with $150 million total unpaid principal balance

The weighted average coupon is 4.7%

The weighted average yield, after purchase discount, is 5.9%

93.8% of the loans are current

Has a $35 million line of credit with $28 million currently available.

$5.5 million in cash on hand.

Has paid an average monthly dividend of $0.033 per Class A share for the most recent 12 months and paid a special dividend of $0.30 per Class A share in December 2018.

The Fund’s annual financials for the year ending September 30, 2018 are available at www.vertical-incomefund.com or www.sec.gov

Q: Any update on the Fund’s strategy?

The Fund continues to execute the same strategy it has since inception – primarily purchasing performing residential whole mortgages. The market continues to offer opportunities to purchase loans from all types of sellers. The Fund also continues to opportunistically sell loans that no longer fit its portfolio construction (non-performing loans, low coupon loans, etc.).

Q.: If the Fund is performing, why list?

The repurchase requirement of the Fund’s current interval structure requires the Fund to use cash from operations or borrowings on its line of credit to buy back shares rather than invest in additional assets. A listing would provide liquidity for the shareholders and allow the Fund to utilize its operating cash and available line of credit to invest in assets which is more accretive.

Q: Will I still get a monthly dividend after listing?

The Fund’s dividend policy is unchanged. The Trustees are expected to continue to declare distributions from investments income, if any, monthly. Net realized capital gains not previously distributed, if any, are expected to be declared and distributed annually.

The board’s decision to declare distributions will be influenced by its obligation to ensure that the Fund maintains its federal tax status as a Registered Investment Company (“RIC”). In order to qualify as a RIC, the Fund must derive a minimum of 90% of its income from capital gains, interest or dividends earned on investments and must distribute a minimum of 90% of its net investment income in the form of interest, dividends or capital gains to its shareholders.

Q: What are the investment plans of the Fund?

The Fund continues to pursue its whole loan acquisition strategy buying prime and non-prime loans as well as short-term/bridge loans from originators and/or broker relationships.

Volatile interest rate movement creating uncertainly in the market leads to buying opportunities.

Q: Can I tender my shares now?

The most recent repurchase offer expired January 23, 2019. If the proposal passes, there will not be any further repurchase offers. However, you will be able to trade your shares once listed on the NYSE.

Q: Who manages the Fund?

Oakline Advisors, LLC is the adviser to the Fund. Oakline Advisors, through affiliates, employs a management team that oversees the loan operations. The same experienced team that has guided the Fund’s current performance will continue to manage the operations after the proposed listing.

Vertical Capital Income Fund -2-

Additional Questions and Answers